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Prospectus Supplement No. 1                     Filed Pursuant to Rule 424(b)(3)
to Prospectus dated January 20, 1998                  Registration No. 333-41641

                      SUNSHINE MINING AND REFINING COMPANY

                    UP TO 25,000,000 SHARES OF COMMON STOCK

     This Prospectus Supplement supplements the information contained in the Prospectus of Sunshine Mining and Refining Company (the "Company"), dated January 20, 1998. The Prospectus and this Prospectus Supplement relate to the reoffer and resale by the Selling Stockholders identified in the Prospectus of up to an aggregate of 25,000,000 shares of the Company's Common Stock that are issuable (i) upon the conversion and pursuant to certain payment terms of the Company's currently outstanding $15,000,000 Senior Convertible Notes (the "Notes") and (ii) upon the exercise of certain warrants (the "Warrants") to purchase Common Stock.

     The Company and the Selling Stockholders have agreed to change certain terms of the Warrants. The terms of the Warrants that have been changed are summarized below. The summary includes the terms of the Warrants that have been changed as they read before the change and as they read now. The only terms of the Warrants that have been changed from the description of the Warrants in the Prospectus are those terms discussed below.

                       SUMMARY OF CHANGES TO THE WARRANTS

                                EXERCISE PERIOD

         Prior to Change                         Current Provision
         ---------------                         -----------------
Warrants were exercisable beginning on   Warrants are exercisable from December
the first date on which none of the      11, 1998 until January 31, 1999.
Notes remain outstanding until November
24, 2002 (subject to extension). The
Warrants were not exercisable at the
time the terms were changed.

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                                 EXERCISE PRICE

         Prior to Change                         Current Provision
         ---------------                         -----------------
Warrants were exercisable at a price     The exercise price of the Warrants is
equal to 110% of the lowest conversion   $0.49 per share of Common Stock.
price last in effect under the Notes.
The exercise price of the Warrants was
$1.045 per share of Common Stock at the
time the terms were changed.

     The changes to the Warrants went into effect on December 11, 1998. An aggregate of 1,500,000 shares of Common Stock may be purchased upon exercise of the Warrants (subject to adjustment based on certain anti-dilution provisions set forth in the Notes and Warrants).

                         AGREEMENT TO EXERCISE WARRANTS

     The Selling Stockholders have agreed with the Company that they will exercise the Warrants in full prior to January 31, 1999. The Company will receive proceeds of $735,000 from the exercise of the Warrants.

     The date of this Prospectus Supplement is December 11, 1998.








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